EXHIBIT 10.2

DEFERRED STOCK UNIT AGREEMENT
ANDREW CORPORATION
MANAGEMENT INCENTIVE PROGRAM

     THIS AGREEMENT is made as of the 16th day of November 2004 (the “Grant Date”) between ANDREW CORPORATION, a Delaware corporation (the “Company”), and              (the “Participant”).

     WITNESSETH:

     WHEREAS, the Company adopted the Andrew Corporation Management Incentive Program (the “MIP”) for the purpose of providing incentives to selected key employees by making available to them opportunities to acquire an equity interest in the Company; and

     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has granted the Participant a Deferred Stock Unit Award under the MIP;

     NOW THEREFORE, in consideration of these premises, the parties hereto agree as follows:

     1. Grant. The Company hereby grants to the Participant                “Deferred Stock Units.” Each Deferred Stock Unit shall entitle the Participant to one share of Company Common Stock on the vesting date, subject to the terms of the MIP and this Agreement. Unless the context clearly provides otherwise, the capitalized terms in this Agreement shall have the meaning ascribed to such terms under the MIP.

     2. Vesting; Termination of Employment. The Deferred Stock Units awarded under this Agreement shall vest and become nonforfeitable in accordance with the following:

(a)	Subject to the following provisions of this Section 2, the Deferred Stock Units shall vest and become nonforfeitable on November 16, 2008, unless forfeited earlier under paragraph (e) below.

(b)	If the Participant’s termination of employment occurs prior to November 16, 2008, by reason of death or Disability, the Deferred Stock Units shall vest and become nonforfeitable on the date of such death or Disability.

(c)	If the Participant’s termination of employment occurs by reason of Retirement at least six months after the Grant Date, but before November 16, 2008, the Deferred Stock Units shall become vest and become nonforfeitable on such termination of employment.

(d)	Unless forfeited earlier under paragraph (e) below, the Deferred Stock Units shall vest and become nonforfeitable upon a Change in Control.

(e)	Unless the Committee determines otherwise in its sole discretion, if the Participant’s employment with the Company terminates for any reason not specified in paragraphs (a), (b) or (c) next above, all Deferred Stock Units which have not vested as of the date of such termination of employment shall be permanently forfeited on such termination date.

     3. Settlement of Deferred Stock Units. Deferred Stock Units shall be settled solely in shares of Company Common Stock. As soon as practicable after the vesting date specified in Section 2 above, the Participant shall be transferred one share of Common Stock for each Deferred Stock Unit vesting on such date.

     Notwithstanding the foregoing, the Participant may elect to defer the receipt of shares otherwise payable on the vesting date. Elections to defer are irrevocable by the Participant and must be made on the form provided by the Company. However, the Committee may disregard any deferral election made by a Participant if it determines that, due to changes in law or other circumstances, an election will not operate to defer income tax recognition until the date that shares are received by the Participant.

     If the Participant’s termination of employment occurs prior to the vesting date and by reason of Retirement, Disability (as those terms are defined in the MIP) or death, the Deferred Stock Units shall be fully vested as of the termination date and the resulting shares will be issued in accordance with the plan. Deferred Stock Units shall be forfeited if the Participant’s termination of employment occurs prior to the vesting date and for any reason other than Retirement, Disability or death.

     If the Participant’s termination of employment occurs prior to a deferral election date and by reason of Retirement, Disability or death, any vested Deferred Stock Units will be issued upon the earlier event.

     All Deferred Stock Units, whether vested or unvested, are forfeited if the Participant’s employment is involuntarily terminated for cause and could also be declared forfeited if the Participant or the former Participant competes with the Company or engages in conduct that, in the opinion of the Committee, adversely affects the Company. For purposes of this Agreement, termination for cause means that the Participant (1) has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties that results in material economic harm to the Company, (2) has engaged in conduct that constitutes willful failure to perform duties or (3) has been convicted of a felony that is materially injurious to the Company.

     4. Dividend Equivalents. On each dividend record date for Common Stock, the Participant shall be credited with dividend equivalents in the form of additional Deferred Stock Units. The amount of additional Deferred Stock Units to be credited shall be equal to the amount of cash or the number of shares of stock dividends that would have been payable to the Participant if each outstanding Deferred Stock Unit on such dividend record date had been a share of issued and outstanding Common Stock. If such dividends are payable in cash, the cash amount will be converted to Deferred Stock Units based on the Market Value of the Common Stock on the date such dividends are paid. Deferred Stock Units received under this Section 4 shall vest and become nonforfeitable in accordance with Section 2 of this Agreement. Deferred Stock Units received under this Section 4 will also be paid out in accordance with the deferral election.

     5. Tax Withholding. This Agreement is subject to all applicable Federal, state and local withholding taxes. The Participant may pay such withholding taxes in cash, in shares of Common Stock having a Market Value equal to the amount of such taxes, by having the Company withhold shares of Common Stock otherwise transferable to the Participant, or in any combination thereof. To the extent provided by the Committee, the Market Value of shares of Common Stock withheld, or shares that have been held by the Participant less than six months that are tendered in payment of withholding, cannot exceed the minimum tax withholding required by law. No shares of Common Stock shall be transferred to the Participant hereunder until such time as all applicable withholding taxes have been satisfied.

     6. Rights Not Conferred. Nothing contained in the MIP or in this Agreement shall confer upon the Participant any right with respect to continued employment by the Company or any affiliate or interfere in any way with the right of the Company to terminate the employment of the Participant at any time. The Participant shall have none of the rights of a stockholder with respect to the Deferred Stock Units until such time, if any, that shares of Common Stock are delivered to the Participant in settlement thereof.

     7. Agreement Not Assignable. This Agreement and the Deferred Stock Units awarded hereunder are not transferable or assignable by the Participant; provided that no provision herein shall prevent the designation of a Beneficiary for the Deferred Stock Units in the event of the Participant’s death.

     8. Adjustments. If and to the extent that the number of outstanding shares of Common Stock shall be increased or reduced in the event of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any other change in the corporate structure of the Company, the number and kinds of shares subject to the Deferred Stock Units awarded hereunder shall be proportionately adjusted by the Committee, whose determination shall be conclusive.

     9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

     10. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Participant’s Signature

Participant’s Name (Print or Type)

Street Address

City, State, Country, Zip Code

Social Security No. Telephone Number

ANDREW CORPORATION

By:
Ralph E. Faison
President and Chief Executive Officer
Andrew Corporation

               DEFERRAL ELECTION

2004 Deferred Stock Unit Award

This form must be completed and returned to Andrew NO LATER THAN August 16, 2006

Name:

Address:

Instructions:

You were awarded Deferred Stock Units on November 16, 2004 under the Andrew Corporation Management Incentive Program (“MIP”). Each Deferred Stock Unit entitles you to a share of Andrew Common Stock on the vesting date subject to the terms of the MIP and the applicable Deferred Stock Unit Agreement. You may elect to defer receipt of all or any portion of the shares of Common Stock that would otherwise be transferred to you on the vesting date until a later date by completing and signing this form.

Deferral Election:

I hereby elect to defer receipt of the following percentage of my Deferred Stock Units until the payment date specified below:

          % of my Deferred Stock Units [insert percentage — must be at least 25%]

Payment Date:

I hereby elect to have the Deferred Stock Units deferred above paid on the date specified below. I understand that my election will be disregarded and my vested Deferred Stock Units will become immediately payable upon certain terminations of employment or upon a Change in Control (as defined in the MIP) as specified in the Deferred Stock Unit Agreement covering these Deferred Stock Units.

Payment Date:
[specify date — may not be earlier than Nov. 1, 2009.]

Acknowledgment:

I hereby acknowledge that I have read and understand the terms of the MIP and the Deferred Stock Unit Award Agreement. I understand that Andrew may disregard this deferral election if it determines, in its discretion, that due to changes in law or other circumstances, this election will not operate to defer the income tax recognition until the payment date. I further understand that this election is IRREVOCABLE by me.